                                                                    EXHIBIT 2





                            ASSET PURCHASE AGREEMENT

                               TABLE OF CONTENTS




ARTICLE                                                                                                                     PAGE
- -------                                                                                                                     ----
I. PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.01    Transfer of the Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
         1.02    Aggregate Purchase Price of the Assets and Amount Payable for Non-Competition Agreement  . . . . . . . . .  2
         1.03    Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         1.04    Manner of Effecting Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         1.05    Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         1.06    Name Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         1.07    Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         1.08    Taxes, Utilities, Assessments and Similar Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . .  4

II. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         2.01    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         2.02    Power and Authority of the Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

III. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
     AND THE COMPANY REGARDING THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         3.01    Organization and Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.02    Authorized and Outstanding Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.03    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         3.04    No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.05    No Violation of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.06    Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
         3.07    Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         3.08    Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         3.09    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         3.10    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         3.11    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         3.12    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         3.13    Collective Bargaining  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         3.14    Labor Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         3.15    Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
         3.16    Investments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.17    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.18    Environmental Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.19    Required Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.20    Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         3.21    Major Suppliers and Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

         3.22    Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         3.23    No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         3.24    Agreements in Full Force and Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
         3.25    Required Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         3.26    Absence of Certain Changes and Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         3.27    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         3.28    Securities Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         3.29    Information in Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

IV. REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         4.01    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         4.02    Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         4.03    No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         4.04    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

V. REPRESENTATIONS AND WARRANTIES OF ABP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         5.01    Representations and Warranties of ABP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         5.02    Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         5.03    Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         5.04    No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         5.05    Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         5.06    Title to Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         5.07    Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         5.08    Financial Statement of ABP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         5.09    Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         5.10    Operations of ABP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         5.11    Litigation or Investigation of ABP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         5.12    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

VI. COVENANTS OF SHAREHOLDER AND THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         6.01    Pre-Closing Operations of the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         6.02    Access . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         6.03    Interim Financials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
         6.04    Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

VII.  COVENANTS OF ABP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
         7.01    Registration of Purchase Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

VIII. COVENANTS OF THE PARTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         8.01    Approvals of Third Parties; Satisfaction of Conditions to Closing  . . . . . . . . . . . . . . . . . . . . 29
         8.02    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         8.03    Employee Benefits Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
         8.04    Worker Adjustment and Retraining Notification Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
         8.05    Assumption of Certain Liabilities by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31



         8.06    Casualty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         8.07    Preparation of Supporting Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

IX. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND
    SHAREHOLDER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
         9.01    Representations and Warranties True at Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         9.02    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         9.03    Opinion of Counsel to Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         9.04    Documents Satisfactory in Form and Substance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         9.05    Required Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

X. CONDITIONS TO OBLIGATIONS OF BUYER AND ABP . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         10.01   Representations and Warranties True at Closing Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
         10.02   No Material Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         10.03   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         10.04   Required Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         10.05   Other Necessary Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         10.06   Opinion of Counsel to Shareholder and the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         10.07   Documents Satisfactory in Form and Substance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         10.08   Non-competition Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
         10.09   Lease with Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         10.10   License Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35

XI. INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         11.01   Buyer's Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
         11.02   Seller's Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
         11.03   Indemnity Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
         11.04   Notice of Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         11.05   Defense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
         11.06   No Prejudice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         11.07   Exclusive Remedy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

XII. TERMINATION PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
         12.01   Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
         12.02   Termination of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

XIII. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         13.01   Bulk Sales Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         13.02   No Liens Created . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         13.03   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         13.04   Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         13.05   Parties Bound by Agreement; Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         13.06   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         13.07   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

         13.08   Modification and Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
         13.09   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         13.10   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
         13.11   Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         13.12   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         13.13   Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
         13.14   Acquisition Proposals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         13.15   Shareholder's and the Company's Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         13.16   No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         13.17   Including  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         13.18   Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
         13.19   References . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44

SCHEDULES
- ---------
1.01(a)                 Assets
1.01(b)                 Excluded Assets
1.03                    Allocation of Purchase Price
3.01(a)                 Foreign Qualification
3.01(b)                 Subsidiaries
3.01(d)                 Officers and Directors
3.03(a)                 Financial Statements
3.03(b)                 Deviations from GAAP
3.04                    Undisclosed Liabilities
3.06(a)                 Description of All Real & Personal Property
3.06(b)(1)              Permitted Liens
3.06(b)(2)              General Description and Location of any Personal Property not at Company's Principal Place of Business
3.06(c)                 Other Encumbrances
3.07                    Leases
3.08                    Indebtedness
3.09(a)                 Intellectual Property
3.09(b)                 Computer Software and Databases
3.10(a)                 Litigation Claims
3.10(b)                 Judgments, Orders, Writs
3.11                    Salaried Employees
3.12                    Employee Benefit Plans
3.15                    Accounts Receivable
3.16                    Investments
3.18                    Environmental Protection
3.19                    Licenses, Permits and Authorization
3.20                    Insurance Policies
3.21                    Major Suppliers and Customers
3.22                    Contracts and Commitments
3.23                    No Conflict
3.24                    Agreements in Full Force and Effect
3.25                    Required Consents and Approvals
3.26                    Absence of Certain Changes and Events
3.27                    Disclosure


                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT, is entered into on the 15th day of June, 1995 (the "Execution Date") and made effective as of the 1st day of June, 1995 (the "Effective Date"), by and among Electronic Form Systems Incorporated, a Delaware corporation (the "Company"), Computer Language Research, Inc, a Texas corporation, the sole shareholder of the Company (the "Shareholder"), Vanier Graphics Corporation, a California corporation ("Buyer"), and American Business Products, Inc., a Georgia corporation and sole shareholder of Buyer ("ABP");

                              W I T N E S S E T H:

         WHEREAS, the Shareholder owns all of the issued and outstanding capital stock of the Company;

         WHEREAS, ABP owns all of the issued and outstanding capital stock of the Buyer;

         WHEREAS, upon and subject to the terms and conditions contained herein, the Company desires to sell and transfer to Buyer, and Buyer desires to purchase and assume from the Company, certain of the assets and liabilities of the Company;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and upon and subject to the terms and the conditions hereinafter set forth, the parties do hereby agree as follows:


                                   ARTICLE I

                         I. PURCHASE AND SALE OF ASSETS


                 1.01 Transfer of the Assets. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Company agrees to sell, convey, assign, and transfer to Buyer, and Buyer agrees to purchase, accept and take from the Company all of the assets, properties and rights of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, relating to or utilized in the business of the Company, in whole or in part, in existence on the date hereof and any additions thereto on or before the Closing Date, whether or not carried on the books and records of the Company and wherever located, including, without limitation the assets, properties and rights set forth on Schedule 1.01(a) (the "Assets"), except for those assets, properties and rights set forth on Schedule 1.01(b) (the "Excluded Assets").

         1.02 Aggregate Purchase Price of the Assets and Amount Payable for Non-Competition Agreement. (a) The aggregate purchase price of the Assets (the "Purchase Price") shall be Eight Million Nine Hundred Ninety-Five Thousand and No/100 Dollars ($8,995,000.00) plus the amount of any liabilities assumed by Buyer pursuant to Section 8.05 below.

                 (b)      The Purchase Price shall be paid as follows:

                          (i) Two Million Nine Hundred Ninety-Five Thousand and No/100 Dollars ($2,995,000.00) shall be paid to the Company in cash at Closing by wire transfer or by bank or cashier's check in immediately available U.S. funds; and

                          (ii) The Company shall be issued that number of $2.00 par value common stock shares of ABP ("ABP Common Stock") determined by dividing Six Million and No/100 Dollars ($6,000,000.00) by the average quoted closing price per share of ABP Common Stock (the "Average Share Price") as reported by the New York Stock Exchange ("NYSE") for ten (10) consecutive trading days ending three (3) business days prior to the Execution Date. The number of shares of ABP Common Stock issued to the Company shall be proportionately adjusted to reflect any stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by ABP as a result of which shares of any class of stock or other securities shall be issued in respect of ABP Common Stock, or if any ABP Common Stock shall be changed into the same or a different number of shares of the same or another class of stock or other securities occurring during the period beginning January 1, 1995 through the Closing Date. No fractional shares shall be issued in connection with this transaction. The Company shall receive at Closing the largest whole number of shares deliverable pursuant to this Section 1.02(b)(ii) (the "Purchase Shares") and an amount in cash equal to the Average Share Price multiplied by the fractional shares deliverable pursuant to the computation set forth in this Section 1.02(b)(ii).

                 (c)      The Purchase Price will be adjusted as follows:

                          (i) The Purchase Price will be increased by an amount equal to eighty percent (80%) of the Company's accounts receivable (before any reserves or allowance for doubtful accounts) as of the Effective Date such amount being $776,923.00 (the "AR Additional Purchase Price"). At Closing, the Company shall provide the Buyer with a certificate, certified by the president or chief financial officer of the Company, stating the amount of the Company's total accounts receivable as of the Effective Date. The Buyer shall pay, in cash, the AR Additional Purchase Price as such accounts receivable are collected; that is as the Buyer collects the accounts receivable which are part of the Assets, it will promptly forward such amounts to the Company up to the amount equal to the AR Additional Purchase Price. Notwithstanding the foregoing, the full AR Additional Purchase Price will be paid no later than ninety (90) days from the Closing Date whether or not Buyer has actually collected such amounts.

                          (ii) (1) If during the Applicable Period (as defined below) the Company has sold all of the Purchase Shares to an unrelated third party and has realized less than Six Million and No/100 Dollars ($6,000,000.00) in the aggregate from thedisposition of the Purchase Shares, exclusive of any cash dividends (the "Shortfall"), then the Purchase Price will be adjusted such that the Buyer shall pay the Company an additional amount in cash (the "Contingent Additional Purchase Price") equal to the Shortfall but in no event in an amount greater than Three Hundred Thousand and No/100 ($300,000.00).

                                        (2)     The Company shall make a claim
         for the Contingent Additional Purchase Price, if any, no later than five (5) days following the termination of the Applicable Period.
         Such claim shall be made by written notice to the Buyer stating the claimed amount of the Contingent Additional Purchase Price and all necessary documentation to evidence the amount realized by the Company in connection with the sale of the Purchase Shares (the "Notice").
         The Company shall promptly provide the Buyer with any additional documentation reasonably requested by the Buyer.

                                        (3)     The Buyer shall pay to the
         Company the Contingent Additional Purchase Price within ten (10) days of receipt of the Notice.

                                        (4)     The term "Applicable Period"
         shall mean the period commencing on the Registration Effective Date of the Registration Statement (as defined in Section 7.01(a)) and ending one year after such Registration Effective Date.

                          (d) Separate and apart from the Purchase Price, Five Thousand and No/100 Dollars ($5,000.00) shall be paid to the Company in cash at Closing via wire transfer or bank or cashier's check in immediately available U.S. funds as compensation for the Non-competition Agreement to be delivered by the Company in accordance with Section 10.09 hereof.

                 1.03 Allocation. The Purchase Price shall be allocated as set forth on Schedule 1.03. Buyer and the Company agree to file their federal and state income tax returns (and Form 8594, if applicable) on the basis of the allocation set forth on Schedule 1.03 and that neither shall thereafter take a tax return position inconsistent with such allocation unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other taxing authority. Buyer, the Company and the Shareholder further agree, and it is their mutual intent, that, with respect to the Non-competition Agreement required to be delivered in accordance with Section 10.09: (a) the compensation to be paid under such Non-competition Agreement for the covenants not to compete is in fact separate from the value paid by Buyer for any goodwill associated with the business of the Company being purchased, and was separately bargained for; (b) the covenant payment amounts are to have independent significance apart from merely assuming the effective transfer of any goodwill associated with the business of the Company purchased by Buyer; (c) no party hereto will repudiate that the covenant amounts were knowingly fixed by them as allocated to such covenant not to compete; and (d) Buyer, Shareholder and the Company agree to report the payments of the compensation under the Non-competition Agreement on their federal and state income tax returns as payments for a covenant not to compete and not to thereafter take an inconsistent tax return position with respect thereto unless such inconsistent position shall arise out of or through an audit or other inquiry or examination by the Internal Revenue Service or other taxing authority.

                 1.04 Manner of Effecting Sale. The sale, conveyance, transfer, assignment and delivery of the Assets by the Company to Buyer shall be effected by such deeds, bills of sale, endorsements, assignments, transfers and other instruments of transfer and conveyance in such form, including, without limitation, warranties of title, as Buyer or Buyer's attorney shall reasonably request consistent with the terms of this Agreement. The Company shall pay any asset sales or transfer taxes or other like taxes imposed as a result of the sale or conveyance of the Assets.

                 In connection with the transfer of all intangible assets which are part of the Assets, the Company shall provide to Buyer any and all available written or recorded information concerning any such property, including, without limitation, documents evidencing the Company's right and title to the trademarks and trade names, the Company's sales and purchase records, and similar documentation, the Company's formulae for and know how concerning any aspect of the business of the Company, as well as all of the Company's business documents and correspondence.

                 1.05 Liabilities. It is understood and agreed that Buyer shall not assume or become liable for the payment of any debts, liabilities, losses, accounts payable, bank indebtedness, mortgages, or other obligations of the Company, whether the same are known or unknown, now existing or hereafter arising, of whatever nature or character, whether absolute or contingent, liquidated or disputed, except as expressly set forth in Section 8.05 below.

                 1.06 Name Change. On or before the Closing Date, the Company shall change its name to "Alamo Software", or such other name as may be approved by Buyer, and shall take all actions necessary in connection with such name change, including, without limitation, amending its articles of incorporation and amending or withdrawing fictitious name registrations. Notwithstanding the foregoing, the Company may continue to use the name "Electronic Form Systems Incorporated" for the sole purpose of filing its 1995 tax returns in accordance with the terms of this Agreement.

                 1.07 Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the consummation of the purchase and sale of the Assets (the "Closing") shall take place at 10:00 a.m. on June 23, 1995 in the offices of Long Aldridge & Norman, Suite 5300, 303 Peachtree Street, Atlanta, Georgia, or on such other date at such other time and place as the parties shall agree in writing (the "Closing Date").

                 1.08     Taxes, Utilities, Assessments and Similar Adjustments.

                          (a)     The Company shall be responsible for the
payment of all federal, state and other taxes (other than "General Taxes" as defined hereinafter) payable with respect to the Company's activities, income and/or assets, including, but not limited to, the following:

                                  (i)      all federal, state and other taxes
         imposed upon the Company's net income from the transactions contemplated hereunder (including but not limited to federal taxes based upon depreciation recapture and federal taxes based upon the recapture of investment tax credit);

                                  (ii)     taxes payable by the Company on
         gross income from the sale of the Assets to Buyer hereunder;

                                  (iii)    all sales and use taxes imposed on
         the purchase, sale, use or transfer of property by the Company prior to and as a result of the Closing; and

                                  (iv)     any penalties, interest, or similar
         charges with respect to the foregoing taxes enumerated in this Section.

                          (b)     "General Taxes" (as defined hereinafter)
shall be prorated between the Company and the Buyer, so that regardless of when or by whom actually paid or payable, the Company shall bear any of such taxes levied or assessed against or with respect to the Assets for or with respect to any period before the Effective Date and the Buyer shall bear any of such taxes levied or assessed against or with respect to the Assets for or with respect to any period on or after the Effective Date. "General Taxes" shall mean (i) all annual or periodic ad valorem fees and other taxes and assessments, both general and special, and payments made in lieu thereof, on real or personal property and (ii) all other annual or periodic fees, taxes and similar charges imposed by any governmental unit, upon or in respect to the Assets, including, but not limited to, taxes, fees or similar charges (e.g. licenses) for the privilege of doing business. "General Taxes" shall not include motor fuel taxes, sales and use taxes, corporate franchise taxes, transfer taxes, income taxes, taxes based on gross income and other taxes described in Section 1.08(a). Reimbursements by one party to the other pursuant to this Section 1.08(b) shall be made within thirty (30) days of demand. Buyer shall prepare and file any returns for General Taxes due from and after the Effective Date, and the Company shall prepare and file all other returns for General Taxes.

                          (c)     In the event any deficiencies are assessed or
refunds made with respect to any of the General Taxes provided for in this
Section 1.08, deficiencies shall be the responsibility of, or refunds shall be paid to, the party having the responsibility for the payment of the tax pursuant to this Section 1.08.

                          (d)     Wages and salaries of the EFS Employees (as
defined in Section 3.11) who on the Closing Date are hired by, and become employees of, Buyer

("Continued Employees") and all other payments made in respect to Continued Employees (including, without limitation, Employer's FICA payments) shall be prorated between the Company and Buyer so that regardless of when or by whom actually paid the Company shall bear the cost of such wages and salaries and other payments for work prior to the Effective Date, and Buyer shall bear the cost of such wages and salaries and other payments for work on the Effective Date and thereafter (while employed by Buyer). Notwithstanding the foregoing, in no event will the Buyer make any claim against the Company or the Shareholder for compensation of Continued Employees relating to any bonus or incentive plan. Reimbursements by one party to the other pursuant to this
Section 1.08(d) shall be made within thirty (30) days of demand.

                          (e)     Except as otherwise provided for in this
Agreement, all other expense items and gross revenues arising in the ordinary course of business, as determined in accordance with generally accepted accounting principles consistently applied, will be prorated on an accrual basis between the Company and Buyer, as of the Effective Date, so that, as between the Company and Buyer, the Company shall be responsible for all expenses and liabilities and shall receive the benefit of all gross revenues allocable to the period prior to the Effective Date, and Buyer shall be responsible for all expenses and liabilities and shall receive the benefit of all gross revenues allocable to the period from and after the Effective Date.

                          (f)     At least three (3) days prior to the Closing
Date, the Company shall deliver to Buyer a certificate as to the Company's reasonable best estimate of the prorations required by Section 1.08(d) and (e) and at the Closing, the Company shall pay Buyer or Buyer shall pay the Company, as the case may be, the net amount of such estimated prorations. Prior to the Closing, the Company shall provide Buyer or Buyer's representatives with copies of or reasonable access to all books and records as Buyer may reasonably request for purposes of verifying the adjustments set forth in such certificate, but without limiting the Company's obligations hereunder to certify the accuracy of all adjustments. The Company and Buyer agree to work together in good faith to resolve on or before the Closing Date any disagreement with respect to any matter set forth in such certificate.

                          (g)     As soon as practicable, but in any event
within one hundred twenty (120) days after the Closing Date, Buyer shall prepare and deliver to the Company a certificate setting forth Buyer's computations of the actual amount of the prorations required by Section 1.08(d) and (e). After such certificate has been delivered to the Company, it shall have a period of thirty (30) days to review such computations and to present its objections, if any, to Buyer. Buyer shall provide the Company or the Company's representatives with copies of or reasonable access to the Buyer's books and records as the Company may reasonably request for purposes of verifying such computations but without limiting the Company's obligations hereunder to certify the accuracy of all adjustments. Such certificate shall be final and conclusive unless objected to by the Company in writing within such thirty (30) day period. During the fifteen (15) days after Buyer's receipt of any such written objection from the Company, the Company and Buyer shall attempt to reach agreement upon the prorations called for by Section 1.08(d) and (e) above. A payment shall be made by Buyer or the Company to the other in accordance with such agreement within five (5) business days after any such agreement as to the proper amounts, taking into account any preliminary adjustment for such items made at the Closing. If the Company and Buyer are unable to agree upon the amount of such adjustment within such fifteen (15) day period, then the matter shall be submitted to the Dallas office of the accounting firm of KPMG Peat Marwick which shall render a written decision to the Company and the Buyer within thirty (30) calendar days after it has been retained, which decision shall be final, and whose fees shall be paid one-half by the Company and one-half by the Buyer. A payment shall be made by the Company or the Buyer to the other in accordance with such decision within five (5) business days after any such decision as to the proper amounts, taking into account any preliminary adjustment for such items made at the Closing.



                                   ARTICLE II

             II. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

         The Shareholder represents and warrants to the Buyer as follows:

                 2.01 Organization. Shareholder is duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to effect the transactions contemplated hereunder.

                 2.02 Power and Authority of the Shareholder. The Shareholder has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Shareholder. This Agreement and each other agreement, document and instrument executed by the Shareholder in connection with the transactions contemplated hereby has been duly and validly executed and delivered by the Shareholder and constitutes the Shareholder's legal, valid and binding obligation, enforceable in accordance with their respective terms. The execution and delivery of this Agreement by the Shareholder, the consummation of the transactions contemplated herein by the Shareholder, and the performance of the covenants and agreements of the Shareholder, subject to fulfillment of the conditions set forth in Sections
10.04 and 10.05 hereof, will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document or bylaw of the Shareholder; (b) except as set forth in
Schedule 3.23, violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which the Shareholder is a party or by which the Shareholder or any of its properties may be bound; or (c) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which the Shareholder is a party or by which the Shareholder or its properties may be bound.

                                  ARTICLE III

             III. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER
                     AND THE COMPANY REGARDING THE COMPANY

         The Shareholder and the Company hereby, jointly and severally, as of the Execution Date, represent and warrant to Buyer as follows:

                 3.01     Organization and Authorization.

                          (a)     The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in the states set forth on
Schedule 3.01(a). The Company is duly qualified and in good standing in every state of the United States in which the conduct of the business of the Company or the ownership of its properties and assets requires it to be so qualified except where the failure to be so qualified and in good standing does not have a material adverse effect.

                          (b)     Except as set forth on Schedule 3.01(b), the
Company has no subsidiaries and does not hold any interest in any other corporation, partnership, joint venture, trade association, or any other entity.

                          (c)     The copies of the charter documents and
bylaws of the Company that have been previously delivered to Buyer are the complete, true and correct charter documents and bylaws of the Company in effect as of the date hereof. The minutes of directors' and shareholders' meetings and the stock books of the Company that have previously been made available for review by Buyer are the complete, true and correct records of directors' and shareholders' meetings and stock issuances through and including the date hereof and, to the extent material to the transactions contemplated hereby, reflect all transactions and other matters required to be reflected in such records.

                          (d)     The current officers and directors of the
Company are listed on Schedule 3.01(d).

                          (e)     The Company has the right, power and capacity
to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement and each other agreement, document and instrument executed by the Company in connection with the transactions contemplated hereby has been duly and validly executed and delivered by the Company and constitutes the Company's legal, valid and binding obligation, enforceable in accordance with their respective terms.

                 3.02 Authorized and Outstanding Stock. The Shareholder is the sole shareholder of the Company.

                 3.03 Financial Statements. Schedule 3.03(a) contains the balance sheet of the Company as of each of December 31, 1993 and December 31, 1994 and the related statements of income, retained earnings, and cash flows for the years then ended; and the balance sheet of the Company as of April 30, 1995, and the related statements of income, retained earnings, and cash flows for the four-month period then ended (the "Annual Financial Statements" and the "Interim Financial Statements," respectively, and collectively the "Financial Statements"). The Annual Financial Statements are true, correct and complete and present fairly the financial position of the Company as of the dates thereof, and the related results of its operations for the years then ended. The Interim Financial Statements are true, correct and complete and present fairly the financial position of the Company as of the date thereof, and the related results of its operations for the period then ended. Except as set forth on Schedule 3.03(b) the Annual Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, and the Interim Financial Statements have been prepared in accordance with GAAP for interim statements on a basis consistent with prior periods. All adjustments, consisting of normal, recurring accruals necessary for a fair presentation, have been made in the Interim Financial Statements. The balance sheet as of December 31, 1994 included in the Annual Financial Statements is referred to herein as the "Annual Balance Sheet" and the unaudited balance sheet as of April 30, 1995 included in the Interim Financial Statements is referred to herein as the "Interim Balance Sheet".

                 3.04 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the Interim Balance Sheet or as shown on Schedule 3.04, as of April 30, 1995, the Company had no liability or obligation whatsoever, whether accrued, absolute, contingent or otherwise. Since April 30, 1995, the Company has not incurred any liability or obligation whatsoever, except for liabilities and obligations incurred by the Company in the ordinary course of its business consistent with past practice or as reflected on Schedule 3.04.

                 3.05 No Violation of Law. The Company is not and has not been in violation of any applicable local, state or federal law, ordinance, regulation, order, injunction or decree, or any other requirement of any governmental body, agency or authority or court binding on it, or relating to its property or business or its advertising, sales or pricing practices (including, without limitation, any antitrust laws and regulations) which materially affects its business, properties or assets.

                 3.06     Property.

                          (a)     The Company represents and warrants that it
does not own any real property. Schedule 3.06(a) sets forth a complete and accurate list and description of all the personal property that the Company owns, and all the real and personal property that the Company leases, has agreed (or has an option) to purchase, sell or lease, and may be obligated to purchase, sell or lease.

                          (b)     Subject to Section 3.06(c) hereof, the
Company (i) has good and valid title to all the personal and mixed, tangible and intangible properties and assets which it purports to own, including all the personal properties and assets reflected, but not shown as leased, in the Annual Balance Sheet and the Interim Balance Sheet (except for inventory and assets sold in the ordinary course of business consistent with past practice and supplies consumed in the ordinary course of business consistent with past practice); and (ii) except for Permitted Liens (as defined hereafter), owns such personal property free and clear of all title defects or objections, liens, restrictions, claims, charges, security interests, easements or other encumbrances of any nature whatsoever, including any mortgages, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements. "Permitted Liens" shall mean
(x) the security interests, easements or other encumbrances described in
Schedule 3.06(b)(1); and (y) liens for taxes not yet due and payable. All properties and assets of the Company are in the possession or control of the Company. Schedule 3.06(b)(2) sets forth a general description and the location of any personal property and leasehold improvements which are not located on the premises of the principal business operations of the Company.

                          (c)     Except for Permitted Liens and other matters
set forth in Schedule 3.06(c), no real property leased by the Company is subject to (i) any governmental decree or order (or threatened or proposed order known to the Company) to be sold or taken by public authority; or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever, not of record.

                          (d)     The equipment owned or leased by the Company
are adequate for the uses to which they are being put.

                          (e)     The rights, properties and other assets
presently owned, leased or licensed by the Company and described in Schedule 3.06(a) include all rights, properties and other assets necessary to permit the Company to conduct its business substantially in the same manner as its business has been conducted since December 31, 1994.

                          (f)     All of the inventories of the Company
included on the Interim Balance Sheet are net of reserves and are merchantable and of a quality and quantity usable and saleable in the ordinary and usual course of the business of the Company, and the quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable, adequate and appropriate in the present circumstances of the

Company. All of the Inventories included on the Interim Balance Sheet are valued for the purposes thereof at the lower of cost or market.

                 3.07 Leases. Schedule 3.07 contains a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements pursuant to which the Company leases real and personal property from others (including, but not limited to, the Shareholder). Schedule 3.07 specifies which of such leases, if any, are capital leases. All leases that are required to be capitalized by GAAP have been so accounted for in the Financial Statements. The Company has made available to Buyer a true, correct, and complete copy of each of the items listed on Schedule 3.07.

                 3.08 Indebtedness. Schedule 3.08 sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of the Company, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit and all conditional sales contracts, chattel mortgages and other security arrangements with respect to personal property used or owned by the Company. The Company has made available to Buyer a true, correct, and complete copy of each of the items listed on Schedule 3.08.

                 3.09     Intellectual Property.

                          (a)     Generally.  Schedule 3.09(a) sets forth a
complete and accurate list and description of (i) all patents, trademarks, service marks, trademark and service mark registrations, trademark and service mark registration applications, label filings, copyrights, inventions, patents and patent applications owned or used by the Company since January 1, 1994 and all agreements with respect thereto, and the jurisdiction in or by which such trademarks, service marks, trademark and service mark registrations, trademark and service mark registration applications, label filings, copyrights, patents and patent applications have been registered, filed or issued; (ii) all trade names owned or used by the Company, and, in the case of each trade name owned by the Company, the jurisdiction in which such trade name has been registered or filed; and (iii) all contracts, agreements or understandings pursuant to which the Company has authorized any person to use or any person has the right to use, in any business or commercial activity, any of the items listed in clauses (i) and (ii) above that are owned or used by the Company. The Company has not heretofore infringed upon, and it is not now infringing upon any patent, service mark, trade name, trademark, copyright, trade secret, or other intellectual property belonging to any other person, and the Company has not agreed to indemnify any person for or against any infringement of or by the intellectual property set forth on Schedule 3.09(a), except in the ordinary course of business which includes certain indemnities that are usual and customary in software licensing. The Company does not know of any person infringing upon any of the Company's patents, service marks, trademarks, copyrights, trade secrets, or other intellectual property. The Company has made available to Buyer true, correct and complete copies of each trademark and service mark registration or application therefor, patent or patent application or other item listed in Schedule 3.09(a) and each assignment or license with respect to any thereof.

                          (b)     Computer Software and Databases.  Schedule
3.09(b) accurately identifies all computer software and databases owned, licensed, leased, internally developed or otherwise used, including Shareholder's software that is not included in the Assets, in connection with the Company's business. Schedule 3.09(b) reflects which software is owned, leased by or licensed by the Company. Subject to the assignability or acquisition by Buyer of licenses for third-party software, the Company has, and upon consummation of the transactions contemplated by this Agreement, except for the Excluded Assets and subject to the agreements contemplated in Section
10.09 Buyer will have access to, all computer software and databases set forth on Schedule 3.09(b) that are necessary to conduct the business as presently conducted by the Company and all available documentation relating to all such computer software and databases. The computer software and databases developed and released, other than such software and databases undergoing alpha or beta testing, by the Company perform substantially in accordance with the documentation and product specifications related thereto. The Company makes no representation or warranty with respect to the continued availability or performance of any third party software or databases. Schedule 3.09(b) identifies each person to whom the Company has sold, licensed, leased or otherwise transferred or granted any interest or rights to any of the computer software and databases, and the date of each such sale, license, lease or other transfer or grant. The Company has previously made available to Buyer complete copies of all documents relating to each such sale, license, lease or other transfer or grant described in the preceding sentence.

                 3.10 Litigation. Schedule 3.10(a) (a) sets forth all litigation, claims, suits, actions, investigations, indictments or informations, proceedings or arbitrations, grievances or other procedures (including grand jury investigations, actions or proceedings, and product liability and workers' compensation suits, actions or proceedings) pending, or to the knowledge of Shareholder or the Company, threatened, before any court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury, or any other forum for the resolution of grievances, against the Company or involving any of its property or business, and (b) indicates which of such matters are being defended by an insurance carrier, and which of the matters being so defended are being defended under a reservation of rights. Further, except as set forth in Schedule 3.10(b), there are no judgments, orders, writs, injunctions, decrees, indictments or informations, grand jury subpoenas or civil investigative demands, plea agreements, stipulations or awards (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances) against or relating to the Company or involving any of its property or business. The Company has made available to the Buyer true, correct, and complete copies of pleadings, briefs and other documents filed in each pending litigation, claim, suit, action, investigation, indictment or information, proceeding, arbitration, grievance or other procedure listed in Schedule 3.10
(a), and the judgments and informations, grand jury subpoenas and civil investigative demands, plea agreements, stipulations and awards listed in said Schedule.

                 3.11 Employees. Schedule 3.11 sets forth the names and current compensation (broken down by category, e.g., salary, bonus, commission) of all of Shareholder's employees who spend a substantial amount of time performing work on behalf of the Company (the "EFS Employees" or, when referred to in the singular, "EFS Employee"). Shareholder and the Company have advised Buyer and ABP in writing of the employees named on Schedule 3.11 who have given an appropriate form of notice to the Company or Shareholder within the last thirty (30) days prior to the Execution Date of their firm intent to terminate employment with the Company. Except for the named employees on Schedule 3.11, Shareholder and Company make no representations or warranties as to the employment plans of any employee of the Company or Shareholder.

                 3.12     Employee Benefit Plans.  Except as described on
Schedule 3.12, the Company and Shareholder do not now have, maintain or contribute (and have not previously had, maintained or contributed) to any employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any specified fringe benefit plan, as defined in Section 6039D of the Internal Revenue Code of 1986, as amended (the "Code"), or any other type of retirement, deferred compensation, insurance, bonus, medical, stock option or other plan to benefit any EFS Employees or former EFS Employees, or the dependents of, or other individuals associated with, such employees or former employees ("Employee Benefit Plans"). The Company warrants and represents that neither it nor any other entity which, together with the Company, would constitute a single employer under Section 414(b), (c), (m), or (o) of the Code, contributes or has contributed or is obligated to contribute to an "employee benefit pension plan" (as defined in Section 3(2) of ERISA) except as set forth in Schedule 3.12 or a "multiemployer plan" (as defined in Section 3(37) or 4001(a)(3) of ERISA). The Company and Shareholder warrant and represent that the Employee Benefit Plans have been maintained in compliance with all applicable material laws and regulations (including ERISA and the Code). The Company has received no notice that the Assets are currently subject to a lien or other process under the Code or ERISA, and knows of no threatened or pending action related to the Employee Benefit Plans by an EFS Employee or former EFS Employee, any plan fiduciary or administrator, a plan participant, the Department of Labor, Internal Revenue Service, the Pension Benefit Guaranty Corporation or any other governmental agency which materially affects its business, properties or assets.

                 3.13 Collective Bargaining. There are no labor contracts, collective bargaining agreements, letters of understanding or other arrangements, formal or informal, with any union or labor organization covering any EFS Employees and none of the EFS Employees are represented by any union or labor organization.

                 3.14 Labor Disputes. The Company is in compliance with all material federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. The Company is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaint against the Company is pending before the National Labor Relations Board. Neither the Company nor Shareholder knows or has reason to know of any labor strike or other labor trouble actually pending, being threatened against, or affecting the Company. To the Company's and Shareholder's knowledge, relations between management and labor are amicable and there have not been, nor are there presently, any attempts to organize non-union EFS Employees, nor are there plans for any such attempts which materially affects its business, properties or assets.

                 3.15 Accounts Receivable. All accounts receivable of the Company (i) are valid, existing and fully collectible (subject to an allowance for doubtful accounts in an amount equal to twenty percent (20%) of the total of the Company's accounts receivable on the Effective Date) without resort to legal proceedings or collection agencies, (ii) represent monies due for goods sold or services rendered in the ordinary course of business; and (iii) are not subject to any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances. Except as shown on Schedule 3.15, as of the date of such Schedule, all such accounts receivable were current, and the Company is not aware of any dispute regarding the collectibility of any such accounts receivable.

                 3.16 Investments. Except as disclosed on Schedule 3.16, the Company does not own any capital stock or other securities or have any other investment in any person or other entity.

                 3.17 Taxes. The Company has filed or caused to be filed or obtained a valid extension in which to file all federal income tax returns and all other federal, state, county, local or city tax returns that have been required to be filed on or before the date as of which this representation and warranty is made, and has paid or caused to be paid all taxes with respect to said returns for which the Company is or may become liable or on any tax assessment received by it to the extent that such taxes have become due, or has set aside on its books reserves (segregated to the extent required by GAAP) adequate with respect thereto. No events have occurred that could impose on Buyer, or subject the Assets to, any transferee liability for any taxes, penalties, or interest due or to become due from the Company other than liabilities referred to in Sections 1.08 and 8.05 as prorated or assumed by Buyer.

                 3.18     Environmental Requirements.

                          (a)     General Representation and Warranty. The
Company is in compliance with all applicable requirements, restrictions, limitations, conditions, standards, prohibitions, and obligations contained in all material federal, state, and local laws relating to environmental, land use, health, or safety matters, including any and all regulations, codes, plans, orders, decrees, judgments, and notices issued, entered, promulgated, or approved thereunder (hereinafter referred to as "Environmental Requirements") which materially affects its business, properties or assets.

                          (b)     Except as set forth in Schedule 3.18, there
are no existing violations of any Environmental Requirements by the Company with respect to the use, condition or operation of real property leased by the Company, or upon which the Company operates or stores materials (the "Real Property").

                 3.19 Required Licenses and Permits. The Company has all licenses, permits or other authorizations of governmental authorities necessary for the production and sale of its products and all other licenses, permits or other authorizations of governmental authorities necessary for the conduct of its business. A correct and complete list of all such material licenses, permits and other authorizations is set forth on Schedule 3.19. The Company has made available to Buyer true, correct, and complete copies of all written licenses and permits listed on Schedule 3.19. The Company makes no representations and extends no warranties as to the assignability of any such authorizations.

                 3.20 Insurance Policies. Schedule 3.20 sets forth a complete and accurate list of all insurance policies in force naming the Company, as an insured or beneficiary or as a loss payable payee, or for which the Company has paid or is obligated to pay all or part of the premiums. The Company has not received written notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto.

                 3.21 Major Suppliers and Customers. Schedule 3.21 sets forth a list of each material supplier of goods or services to, and each customer of, the Company, during the 24-month period ended December 31, 1994. The Company is not engaged in any dispute with any of such customers which if adversely determined would have a material adverse effect on the business of the Company. To the knowledge of the Company the consummation of the transactions contemplated hereunder will not have any adverse effect on the business relationship of the Company with any such supplier or customer.

                 3.22 Contracts and Commitments. Except as set forth in Schedules 3.04, 3.07, 3.08, 3.09(a), 3.09(b), 3.12, 3.19, 3.20, 3.21 or 3.22:

                          (a)     The Company does not have any agreement or
contract that is material to its business, operations or prospects;

                          (b)     No contracts or commitments of the Company
continue for a period of more than six (6) months from the date hereof;

                          (c)     The Company does not have any outstanding
contract, written or oral, (i) with any agent, consultant, advisor, manufacturer's representative, distributor, dealer, subcontractor, or broker that is not cancelable by the Company, on notice of not longer than thirty (30) days and without liability, penalty or premium of any kind, or (ii) with any officer or employee that is not cancelable by the Company in accordance with its written policies without penalty or premium except liabilities which arise as a matter of law upon termination of employment, or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

                          (d)     The Company is not under any liability or
obligation under any agreement pursuant to which third parties have been provided with products that can be returned to the Company in the event they are not sold and which could involve a liability of the Company except for the Company's standard product warranties;

                          (e)     Except for intra-company transfers and
advances from Shareholder, the Company does not have (i) any outstanding loan or loan commitment (excluding credit extended in the ordinary course of business consistent with past practice to purchasers of inventory) to any person, or (ii) any factoring, credit line or subordination agreement;

                          (f)     Except as noted on Schedule 3.08 and except
for negotiable instruments in the process of collection, the Company does not have any power of attorney outstanding or any contract, commitment or liability (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor in respect of the contract or commitment of any other person, corporation, partnership, joint venture, association, organization or other entity;

                          (g)     There are no contracts or agreements with any
director, officer or Shareholder, or with any person related to any such person or with any company or other organization in which any director, officer, or shareholder of the Company, or anyone related to any such person, has a direct or indirect financial interest;

                          (h)     The Company is not subject to any contract or
agreement containing covenants limiting the freedom of the Company to compete in any line of business in any geographic area;

                          (i)     Except for agreements listed on Schedule
3.22, to the knowledge of Shareholders and the Company, the Company is not a party to or bound by any presently existing contract, agreement or other arrangement that has had a material adverse effect upon the business, earnings or financial condition of the Company;

                          (j)     Except for intra-company transfers to
Shareholder, there is no contract, agreement or other arrangement entitling any person or other entity to any profits, revenues or cash flows of the Company or requiring any payments or other distributions based on such profits, revenues, or cash flows; and

                          (k)     The Company has made available to Buyer true,
correct and complete copies of each of the agreements listed on Schedule 3.22.

                 3.23 No Conflict. The execution and delivery of this Agreement by the Company, the consummation of the transactions contemplated herein by the Company, and the performance of the covenants and agreements of the Company, subject to fulfillment of the conditions set forth in Sections
10.04 and 10.05 hereof, will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document or bylaw of the Company; or (b) except as set forth in
Schedule 3.23, violate, conflict with or result in a breach or default under or cause modification, termination or acceleration of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which the Company is a party or by which the Company or its properties may be bound; or (c) violate any provision of law, statute, regulation, court order or ruling of any governmental authority, to which the Company is a party or by which it or its properties may be bound, or (d) result in the creation or imposition of any lien, claim, charge, restriction, security interest or encumbrance of any kind whatsoever upon any asset of the Company.

                 3.24 Agreements in Full Force and Effect. Except as expressly set forth in Schedule 3.24, all contracts, agreements, plans, leases, policies and licenses referred to, or required to be referred to, in any Schedule delivered hereunder are valid and binding, and are in full force and effect and are enforceable in accordance with their terms. Subject to Section 3.25, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder by the Company or to the knowledge of Shareholder or the Company any other party thereto.

                 3.25 Required Consents and Approvals. Except as set forth in Schedule 3.25, no consent or approval is required by virtue of the execution hereof by the Company or the consummation of any of the transactions contemplated herein by the Company to avoid the violation or breach of, or the default under, or the creation of a lien on assets of the Company pursuant to the terms of, any regulation, order, decree or award of any court or governmental agency or any lease, agreement, contract, mortgage, note, license, or any other instrument to which the Company is a party or to which it or any of its property may be bound.

                 3.26 Absence of Certain Changes and Events. Except as set forth in the Financial Statements and Schedule 3.26, since April 30, 1995, the Company has conducted its business only in the ordinary course, and has not:

                          (a)     suffered any damage or destruction materially
and adversely affecting the properties or business of the Company;

                          (b)     made any declaration, setting aside or
payment of any dividend, other than the dividends and/or cash distributed or paid to Shareholder up to and including but not after May 31, 1995, or other distribution of assets (whether in cash, stock or property) with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of such stock, or otherwise made any payment of cash or any transfer of other assets, to any shareholder or affiliate thereof; or transferred any assets from any subsidiary or any Affiliate of the Company to the Company;

                          (c)     suffered any material adverse change in its
business, financial condition, or operations;

                          (d)     except for customary increases based on term
of service or regular promotion of non-officer EFS Employees, increased (or announced any increase in) the compensation payable or to become payable to any employee, or increased (or announced any increase in) any bonus, insurance, pension or other employee benefit plan, payment or arrangement for such employees, or entered into or amended any employment, consulting, severance or similar agreement;

                          (e)     incurred, assumed or guaranteed any liability
or obligation (absolute, accrued, contingent or otherwise) other than in the ordinary course of business consistent with past practice;

                          (f)     paid, discharged, satisfied or renewed any
claim, liability or obligation other than payment in the ordinary course of business and consistent with past practice;

                          (g)     permitted any of its assets to be subjected
to any mortgage, lien, security interest, restriction, charge or other encumbrance of any kind except for Permitted Liens;

                          (h)     waived any material claims or rights;

                          (i)     sold, transferred or otherwise disposed of
any of its assets, except in the ordinary course of business consistent with past practice;

                          (j)     made any single capital expenditure or
investment in excess of $5,000.00;

                          (k)     made any change in any method, practice or
principle of financial or tax accounting;

                          (l)     managed receivables, other current assets
(excluding cash), trade payables and other current liabilities in a fashion inconsistent with past practice, including the failure to sell inventory and other property in an orderly and prudent manner or the failure to make all budgeted and other normal capital expenditures, repairs, improvements and dispositions;

                          (m)     paid, loaned, advanced, sold, transferred or
leased any asset to any employee, except for normal compensation involving salary and benefits;

                          (n)     issued or sold any of its capital stock or
issued any warrant, option or other right to purchase shares of its capital stock, or any security convertible into its capital stock;

                          (o)     entered into any material commitment or
transaction, other than in the ordinary course of business consistent with past practice, affecting the operations of the Company; or

                          (p)     agreed in writing, or otherwise, to take any
action described in this Section 3.26.

                 3.27 Disclosure. No representation, warranty, assurance or statement by Shareholder or the Company in this Agreement and no statement contained in any (including the Financial Statements and the Schedules) certificate or other writing prepared by Shareholder or the Company for purposes of this transaction and purporting to describe the business of the Company, the results of the Company's operations, the extent, condition, freedom from encumbrance or ownership of any Asset being transferred in connection with this Agreement furnished or to be furnished by Shareholder or the Company (or caused to be furnished by Shareholder or the Company) to Buyer or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. The information relating to the Assets and the business of the Company contained in the documents attached hereto as Schedules and Exhibits is true, correct and complete in all material respects, and, to the Company and Shareholder's knowledge, none of such information contains any untrue statement of a material fact, provided, however, that neither Company nor Shareholder make any representation or warranty of any information of any type or kind whatsoever which, at the time it was created, was forward-looking or projected.

                 3.28     Securities Matters.

                          (a)     The Company and Shareholder understand and
acknowledge that the Purchase Shares have not been registered for sale under the Securities Act of 1933, as amended (the "1933 Act"), the Georgia Securities Act of 1973, as amended (the "Georgia Act"), the Securities Act of Texas, as amended (the "Texas Act"), or any applicable state securities laws, and such Purchase Shares are being offered and sold by the Buyer in reliance upon exemptions from the registration requirements of such applicable acts, including without limitation, the exemptions contained in Section 4(2) of the 1933 Act, Section 10-5-8(8) of the Georgia Act, and Section 5.R of the Texas Act. Accordingly, the Company and the Shareholder recognize that, until the Purchase Shares are registered under the 1933 Act and any applicable state securities laws as provided in Section 7.01 hereof or unless an exemption from the registration requirements under the 1933 and applicable state securities laws is available, the Purchase Shares will not be freely transferable and that the Company must continue to bear the economic risk of the investment in the Purchase Shares until the Purchase Shares are registered in accordance with
Section 7.01 hereof or unless an exemption from the registration requirements under the 1933 Act and applicable state securities laws is available.

                          (b)     The Company and Shareholder further
understand and agree that this Agreement is made with Buyer and ABP in reliance upon the Company's and Shareholder's representations to Buyer and ABP, which by the Company's and Shareholder's execution of this Agreement, the Company and Shareholder hereby confirm, that the Company is a bona fide resident of the State of Texas, having its principal place of business in such state, and that the Purchase Shares will be acquired by the Company for investment for the Company's own account and not as a nominee or agent for any other person. By executing this Agreement, the Company and Shareholder further represent that the Company has no present intention of selling, transferring, granting any participation in, or otherwise distributing any of the Purchase Shares otherwise than pursuant to an effective registration statement under the 1933 Act as contemplated by Section 7.01 hereof or in a transaction exempt from the registration requirements under the 1933 Act and applicable state securities laws is available. Except as previously disclosed to Buyer, the Company and Shareholder represent that the Company has no contract, undertaking, agreement, arrangement or understanding with any person to sell, transfer, grant any participation in, or otherwise distribute any of the Purchase Shares to any person.

                          (c)     The Company and the Shareholder represent and
warrant to Buyer and ABP that: (i) the Company is an "accredited investor" as that term is defined in Regulation D promulgated by the Securities and Exchange Commission (the "Commission") under the 1933 Act and has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the Company's prospective investment in the Purchase Shares; (ii) the Company has received and reviewed all such financial and other information and records of ABP as the Company considered necessary or appropriate in deciding whether to purchase the Purchase Shares, and Buyer and ABP have made available to the Company the opportunity to ask questions of, and to receive answers and to obtain additional information from, representatives of the Buyer and ABP; (iii) all such additional information has been provided to and reviewed by the Company and the Shareholder; and (iv) the Company has the ability to bear the economic risks of losing its entire investment in the Purchase Shares. The Company is not acquiring the Purchase Shares based upon any representation, oral or written, by the Buyer, ABP, or any representative of the Buyer or ABP with respect to the future value of, income from, or tax consequences relating to the Purchase Shares, but rather upon an independent examination and judgment as to the prospects of ABP. Further, the Company acknowledges that no federal or state administrative entity responsible for securities registration or enforcement has made any recommendation or endorsement of the Purchase Shares or any findings as to the fairness of an investment in the Purchase Shares.

                          (d)     Legends.    Until the Purchase Shares
have been registered under the 1933 Act pursuant to the registration statement contemplated by Section 7.01 hereof, all certificates for the Purchase Shares shall bear substantially the following legends and any additional legend required pursuant to applicable laws governing the Purchase Shares:

                 THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

                 "SECURITIES ACT"), THE GEORGIA SECURITIES ACT OF 1973, AS AMENDED (THE "GEORGIA ACT"), THE SECURITIES ACT OF TEXAS, AS AMENDED (THE "TEXAS ACT"), OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE "STATE SECURITIES ACTS"), AND HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE EXEMPTIONS CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT, SECTION 10-5-8(8) OF THE GEORGIA ACT, AND SECTION 5.R OF THE TEXAS ACT. THE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN ANY MANNER EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES ACTS OR (ii) UPON THE ISSUANCE TO THE COMPANY OR ITS TRANSFER AGENT OF AN OPINION OF COUNSEL, OR THE SUBMISSION TO THE COMPANY OR ITS TRANSFER AGENT OF SUCH OTHER EVIDENCE, AS MAY BE SATISFACTORY TO THE COMPANY OR ITS TRANSFER AGENT, THAT SUCH PROPOSED SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION WILL NOT BE IN VIOLATION OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES ACTS.


         Any assignment or endorsement of the certificates representing the Purchase Shares which is in violation of the restrictions on transfer provided above will not be recognized by the Buyer or ABP, nor will any assignee or endorsee of such shares be recognized as the owner thereof by the Buyer or ABP.

                 (e) Acceptance by the Company of the Purchase Shares at the Closing shall constitute a confirmation by the Company and Shareholder that the representations and warranties contained in this Section 3.28 remain true and correct as of the date of Closing.

                 3.29 Information in Registration Statement. To the extent that any statements or omissions made in the Registration Statement (as hereinafter defined in Section 7.01) or any Incorporated Documents (as hereinafter defined in Section 5.01) are made in reliance upon and in conformity with information furnished to ABP by the Company or Shareholder (including, without limitation, information concerning the method of sale of Purchase Shares), such Registration Statement, Incorporated Documents and amendments or supplements thereto will, when they become effective or are filed with the Commission, conform in all material respects to the requirements of the 1933 Act and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were or are made, not misleading.


                                   ARTICLE IV

                  IV. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to the Company and Shareholder as follows:

                 4.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to effect the transactions contemplated hereunder.

                 4.02 Authorization. Buyer has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and each other agreement, document and instrument executed by Buyer in connection with the transactions contemplated hereby has been duly and validly executed and delivered by Buyer and constitutes Buyer's legal, valid and binding obligation, enforceable in accordance with its terms.

                 4.03 No Conflict. The execution and delivery of this Agreement by Buyer, the consummation of the transactions contemplated herein by Buyer, and the performance of the covenants and agreements of Buyer subject to fulfillment of the closing conditions provided herein will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document or bylaw of Buyer; (b) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which Buyer is a party or by which Buyer or any of its properties may be bound; or (c) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which Buyer is a party or by which Buyer or its properties may be bound.

                 4.04 Disclosure. No representation, warranty, assurance or statement by Buyer in this Agreement and no statement contained in any document, certificate or other writing furnished or to be furnished by Buyer (or caused to be furnished by Buyer) to the Company or Shareholder or any of their representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V

                          V. REPRESENTATIONS AND WARRANTIES OF ABP.

                 5.01 Representations and Warranties of ABP. ABP hereby represents and warrants to the Company and the Shareholder as follows:

                          (a)     ABP meets the requirements for use of Form
S-3 under the 1933 Act and the rules and regulations of the Commission thereunder in connection with sales of ABP Common Stock by shareholders of ABP. ABP has no reason or knowledge of any facts that would preclude registration of the Purchase Shares by the Commission.

                          (b)     On the date the Registration Statement (as
hereinafter defined and contemplated by Section 7.01) shall become effective (the "Registration Effective Date"), the Registration Statement and all documents incorporated therein by reference pursuant to Item 12 of Form S-3 (the "Incorporated Documents") shall conform in all material respects with the applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, and neither the Registration Statement nor any Incorporated Documents will, as of the Registration Effective Date of the Registration Statement and any amendment thereto and as of the applicable filing date of the prospectus included therein, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which the statements were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished to ABP by the Company or the Shareholder for use in the Registration Statement or in Incorporated Documents.

                 5.02 Organization. ABP is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to effect the transactions contemplated hereunder.

                 5.03 Authorization. ABP has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of ABP. This Agreement and each other agreement, document and instrument executed by ABP in connection with the transactions contemplated hereby has been duly and validly executed and delivered by ABP and constitutes ABP's legal, valid and binding obligation, enforceable in accordance with its terms.

                 5.04 No Conflict. The execution and delivery of this Agreement by ABP, the consummation of the transactions contemplated herein by ABP, and the performance of the covenants and agreements of ABP subject to fulfillment of the closing conditions provided herein will not, with or without the giving of notice or the lapse of time, or both, (a) violate or conflict with any of the provisions of any charter document or bylaw of ABP; (b) violate, conflict with or result in breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which ABP is a party or by which ABP or any of its properties may be bound; or (c) violate any provision of law, statute, rule, regulation, court order, judgment or decree, or ruling of any governmental authority, to which ABP is a party or by which ABP or its properties may be bound.

                 5.05 Capitalization. The authorized capital stock of ABP consists of 50,000,000 shares of Common Stock, par value $2.00 per share, of which 10,662,801 shares were issued and outstanding at March 31, 1995 and 645,812 shares reserved for issuance upon exercise of outstanding options, warrants, convertible securities or otherwise. ABP has only one class of common stock authorized.

                 5.06 Title to Common Stock. ABP has the requisite power and authority to issue and deliver the Purchase Shares to Company subject to limitations imposed by state and federal securities laws. Upon conveyance of the Assets pursuant to and in accordance with the terms of this Agreement, the Purchase Shares to be delivered to Company as herein contemplated will be duly authorized, validly issued, fully paid and nonassessable and upon such delivery will vest in Company good and valid title to such shares, free and clear of all liens, claims encumbrances, preemptive rights and restrictions of every kind, except for limitations imposed by state and federal securities laws. Neither this Agreement nor consummation of the transactions contemplated hereby will trigger any registration rights or similar obligations in favor of any person with respect to the Purchase Shares.

                 5.07 Information. ABP has delivered to the Company and the Shareholder copies of the following Commission filings and press releases of ABP: (a) Annual Report on Form 10-K, as filed with the Commission, for the fiscal year ended December 31, 1994; (b) proxy statement, as filed with the Commission, relating to the annual meeting of stockholders held April 26, 1995;
(c) 1994 annual report, as filed with the Commission; (d) all other reports or registrations statements filed by ABP with the Commission since January 1, 1995; and (e) copies of all press releases issued by ABP during the period from January 1, 1995 to the date of this Agreement. All reports and proxy statements furnished to the Company and the Shareholder pursuant to this
Section 5.07 conform in all material respects to the requirements of the rules and regulations promulgated by the Commission, and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                 5.08 Financial Statement of ABP. The audited balance sheet of ABP at December 31, 1994 and the related consolidated statement of income and consolidated statement of cash flows for the year then ended (the "Audited Statements"), copies of which have been furnished to Shareholder, are true, correct and complete and fairly present the financial position of ABP at such date and results of its operations and change in financial position for the year then ended. The Audited Statements were prepared in conformity with GAAP applied on a consistent basis.

                 5.09 Undisclosed Liabilities. Except as and to the extent disclosed and reflected in the Audited Statements, ABP has no material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) including, without limitation, unfunded obligations under employee benefit plans or arrangements or liabilities for taxes or assessments that are due, whether incurred in respect of or measured by the income of ABP, for any period prior thereto or arising out of transactions entered into or any state of facts existing prior thereto. Since December 31, 1994, ABP has not incurred or paid any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for obligations disclosed and reflected in the Audited Statements or liabilities or obligations paid or incurred in the ordinary course of business and consistent with past practices.

                 5.10     Operations of ABP.  Since December 31, 1994:

                          (a)     The operations of ABP have been conducted in
the usual and customary manner;

                          (b)     No extraordinary losses have been sustained
by ABP; and

                          (c)     There has been no material adverse change in
the business, financial condition or operation of ABP and its consolidated subsidiaries taken as a whole.

                 5.11 Litigation or Investigation of ABP. Except as described in the documents referred to in Section 5.07, there is no material action, suit, proceeding or investigation pending or, to ABP's knowledge, threatened against ABP, either at law or in equity, before or by any federal, state, municipal or governmental agency, commission, board or instrumentality. ABP is not the subject of any injunction, stop order, judgment or consent decree of any kind.

                 5.12 Disclosure. No representation, warranty, assurance or statement by ABP or the Buyer in this Agreement and no statement contained in any (including the Audited Statements and the Schedules) certificate or other writing prepared or furnished by ABP or the Buyer for purposes of this transaction furnished or to be furnished by ABP or the Buyer (or caused to be furnished by ABP or the Buyer) to the Company or Shareholder or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading, provided, however, that neither ABP or the Buyer make any representation or warranty of any information of any type or kind whatsoever which, at the time it was created, was forward-looking or projected.

                                   ARTICLE VI

                  VI. COVENANTS OF SHAREHOLDER AND THE COMPANY

                 6.01 Pre-Closing Operations of the Company. Shareholder and the Company hereby covenant and agree that, except as consented to in writing by Buyer or otherwise permitted by this Agreement, pending the Closing, the Company will operate and conduct its business, and Shareholder shall cause the Company to conduct its business, only in the ordinary course in accordance with prior practice, and carry on its business diligently and substantially in the manner as heretofore conducted and not make or institute any change in the methods of manufacture, purchase, sale, lease, management, accounting or operation except in the ordinary course of business consistent with past practice. Pursuant thereto and not in limitation of the foregoing:

                          (a)     The Company shall manage its receivables,
other current assets (excluding cash), trade payables and other current liabilities, in a fashion consistent with past practice, including by selling inventory and other property in an orderly and prudent manner and paying outstanding obligations, trade accounts and other indebtedness as they come due.

                          (b)     No material contract or commitment of any
kind relating to the Company shall be entered into without the prior written consent of Buyer (for purposes hereof, the word "material" shall refer to any contract or commitment which, if it had been entered into prior to execution of this Agreement, would have been disclosed in Schedules 3.07, 3.08, 3.09(a), 3.09(b), 3.12, 3.19, 3.20, 3.21 or 3.22). Any such contract, entered into with the prior written consent of the Buyer, shall be deemed to have been disclosed in the appropriate schedule.

                          (c)     The Company shall maintain its assets in
their present state of repair (ordinary wear and tear excepted), shall use its best efforts to keep available the services of its employees, and preserve the good will of its business and relationships with the customers, licensors, suppliers, distributors and brokers with whom it has business relations.

                          (d)     The Company shall not take any of the
following actions after the date of this Agreement without the prior written consent of Buyer:

                                  (i)      Dispose of any Assets other than in
         the ordinary course of business consistent with past practice;

                                  (ii)     Mortgage, pledge or subject to liens
         or other encumbrances any assets, except by incurring Permitted Liens;

                                  (iii)    Purchase or commit to purchase any
         capital asset for a price exceeding $5,000.00;

                                  (iv)     Except for planned or normal
         increases in the ordinary course of business consistent with past practice with respect to non-officer employees, increase (or announce any increase of) any salaries, wages or employee benefits or hire, commit to hire or terminate without cause any employee whose annual compensation would exceed $50,000.00;

                                  (v)      Amend any charter document or
         bylaws, except as required by Section 1.06;

                                  (vi)     Issue, sell or repurchase any of its
         capital stock, or make any change in its issued and outstanding capital stock, or issue any warrant, option or other right to purchase shares of its capital stock or any security convertible into its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock, or declare any dividends, or make any other distribution with respect to its stock or otherwise distribute cash to Shareholder;

                                  (vii)    Incur, assume or guarantee any
         obligation or liability for borrowed money, or exchange, refund or renew any outstanding indebtedness in such a manner as to reduce the principal amount of such indebtedness and increase the interest rate or balance outstanding;

                                  (viii)   Transfer any Assets to Shareholder;

                                  (ix)     Cancel any debts;

                                  (x)      Amend or terminate any material
         agreement, including any employee benefit plan (except as otherwise contemplated by this Agreement) or any insurance policy, in force on the date hereof;

                                  (xi)     Solicit or, except as required by
         law or in order to satisfy its fiduciary duty to Shareholder, entertain any offer for, or sell or agree to sell, or participate in any business combination with respect to, any of the shares of its capital stock;

                                  (xii)    Make any changes in accounting
         methods, principles or practices;

                                  (xiii)   Do any act, omit to do any act or
         permit any act within Shareholders' or the Company's control which will cause a breach of any representation, warranty or obligation contained in this Agreement or any obligations contained in any contract.

                 6.02 Access. From the Execution Date of this Agreement through the Closing Date, the Company shall provide Buyer and its designees (officers, counsel, accountants, actuaries, and other authorized representatives) with such information (and access to the Company's and Shareholder's executives and managers) as Buyer may from time to time reasonably request with respect to the transactions contemplated by this Agreement, human resources matters and other matters with respect to the transition of the Company's Assets and business to the Buyer. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Company. No such investigation shall limit or modify in any way Shareholders' or the Company's obligations with respect to any breach of their representations, warranties, covenants or agreements contained herein.

                 6.03 Interim Financials. As promptly as practicable after each monthly period subsequent to April 30, 1995 and prior to the Closing Date, the Company will deliver to Buyer periodic financial reports in the form which it customarily prepares for its internal purposes concerning the Company and, if available, unaudited statements of the financial position of the Company as of the last day of each accounting period and statements of income and changes in financial position of the Company for the period then ended.

                 6.04 Transfer Taxes. All sales or transfer taxes, including but not limited to, document recording fees, real property transfer taxes, sales and excise taxes, arising out of or in connection with the consummation of the transactions contemplated hereby shall be paid by the Company.


                                  ARTICLE VII

                             VII.  COVENANTS OF ABP

                 7.01  Registration of Purchase Shares.

                          (a)     Immediately following the Closing Date, ABP
shall:

                                  (i)      courier for next day delivery to the
         Commission a registration statement on Form S-3 (the "Registration Statement") or other applicable or available forms to register under the Securities Act of 1933, as amended (the "1933 Act"), all of the Purchase Shares for sale by the Company, and thereafter shall use its best efforts to cause such Registration Statement to become and remain effective as provided in this Section 7.01; and

                                  (ii)     furnish to the Company such number
         of copies of the prospectus constituting a part of the Registration Statement as the Company may reasonably request in order to facilitate the public sale of the Purchase Shares during the Registration Period.

                          (b)     After the Closing Date, and as soon as
reasonably practicable, ABP shall use its best efforts to cause the Purchase Shares to be listed on each securities exchange or other securities trading market on which similar securities issued by ABP are then listed. Further, ABP shall prepare and file with the Commission such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective until the earlier of (i) such time as the Company has sold all of the Purchase Shares or (ii) 180 days after the Registration Effective Date of the Registration Statement (the period during which ABP is obligated to keep the Registration Statement effective hereinafter is referred to as the "Registration Period").

                          (c)     As soon as reasonably practicable following
the Closing Date, ABP shall use its best efforts to register or qualify the Purchase Shares under such other securities or blue sky or other applicable laws of such jurisdictions as the Company shall reasonably request in writing prior to the Closing Date to enable the Company to consummate the public sale or other disposition of the Purchase Shares; provided that ABP shall not be required in connection therewith or as an election thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction.

                          (d)     ABP's obligations under Section 7.01 shall
terminate unless the Company and the Shareholder shall furnish to ABP such information as ABP may reasonably request from the Company or the Shareholder for use in preparing the Registration Statement (and the prospectus included therein) and performing its other obligations under this Section 7.01.

                          (e)     Subject to the satisfaction by ABP of its
obligations pursuant to Section 7.01(a)(i) hereof, the refusal of the Commission to declare effective a Registration Statement on Form S-3 with respect to the Purchase Shares shall not in any way affect the validity or enforceability of any other provision of this Agreement provided that the Commission's refusal to declare effective a registration statement on Form S-3 or other applicable or available forms is not related to, or is the result of, any act or omission of ABP.

                          (f)     Except as set forth below, ABP will pay all
reasonable and customary expenses of a registrant in connection with the registration of the Purchase Shares, including fees and expenses of counsel to ABP and of its independent public accountants, filing fees and other expenses charged by the Commission or by the securities regulatory authority of any state or other jurisdiction in which Purchase Shares are to be qualified and which are attributable to the registration or qualification of such shares, and printing expenses. Notwithstanding the foregoing, the Company shall bear its own expenses in connection with the registration and sale of the Purchase Shares, including without limitation expenses of its own counsel, broker or dealer fees, discounts and expenses, and all transfer and other taxes on the sale of Purchase Shares.

                                  ARTICLE VIII

                         VIII. COVENANTS OF THE PARTIES

         The Company, Shareholder, Buyer, and ABP, respectively, hereby covenant to and agree with one another as follows:

                 8.01 Approvals of Third Parties; Satisfaction of Conditions to Closing. (a) The Company, Shareholder, ABP and Buyer will use their reasonable, good faith efforts, and will cooperate with one another, to secure all necessary consents, approvals, authorizations and exemptions from governmental agencies and other third parties, including, without limitation, all consents required by Sections 10.04 and 10.05. This Agreement shall not constitute any agreement to assign any contract, agreement, license, lease, commitment, sales order, purchase order or any claim or right or benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Company or Buyer thereunder. If a consent or approval is obtained by Company or Buyer after Closing, the asset, including all assets listed as Excluded Assets due to the lack of a consent or approval at the time of Closing, to which the consent or approval applies shall immediately thereafter be assigned to Buyer by Company. If a consent is not obtained, or if an attempted assignment would be ineffective or would affect the rights of Company thereunder so that Buyer would not, in fact, receive all of Company's rights, Company will, to the extent not prohibited by or in violation of any such agreement, (i) cooperate with Buyer in any commercially reasonable arrangement designed to provide for Buyer the benefits (including the exercise of Company's rights) under any such claims, contracts, agreements, licenses, leases, commitments, sales orders or purchase orders, including enforcement for the benefit of Buyer, and at Buyer's expense, of any and all rights of Company against a third party arising out of the breach or cancellation by such third party or otherwise, (ii) hold all moneys paid thereunder in trust for the account of Buyer, and (iii) remit such money to Buyer as promptly as possible.

   (b) The Company and Shareholder will use their reasonable, good faith efforts to obtain the satisfaction of the conditions specified in Article X. Buyer and ABP will use their reasonable, good faith efforts to cause or obtain the satisfaction of the conditions specified in Article IX.

                 8.02 Confidentiality. In connection with this Agreement each party may have access to information of the other parties which is nonpublic, confidential or proprietary in nature. All of such information, in whole or in part, together with any analyses, compilations, studies or other documents prepared by any party, which contain or otherwise reflect any such information is hereinafter referred to as the "Information". The term "Information" does not include information which (a) was known to any party about another party prior to its disclosure, or has been independently acquired or developed by any party without violating any of its obligations under this agreement, provided that such information was lawfully obtained or developed,
(b) becomes generally available to the public other than as a result of a disclosure by a party in violation of this Agreement, or (c) was available or later becomes available from a source other than a party to this Agreement, if the source is not bound by a confidentiality agreement and such source lawfully obtained such information. Each party hereby further agrees as follows:

                                  (i)      The Information will be kept
         confidential and shall not, without the prior mutual written consent of the parties, be disclosed, in any manner whatsoever, in whole or in part, and shall not be used by any party following the termination of this Agreement. Each party agrees to transmit the Information only to its respective employees and representatives who need to know the Information and who shall agree to be bound by the terms and conditions of this Agreement. In any event, each party shall be responsible for any breach of this Agreement by its respective employees or representatives.

                                  (ii)     Each party agrees to keep a record
         of the location of the Information. If the transactions contemplated hereunder are not consummated, the Information, except for that portion of the Information which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives, will be returned to the appropriate party promptly upon request and no party shall retain any copies.
         That portion of the Information, and all copies thereof, which consists of analyses, compilations, studies or other documents prepared by each party's respective employees and representatives will be kept confidential and subject to the terms of this Agreement or destroyed.

                                  (iii)    In the event any party becomes
         legally compelled to disclose any of the Information, such party will provide to the other parties prompt notice so that each other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or compliance with the provisions of this Agreement is waived, a party will furnish only that portion of the Information which is legally required, and to the extent requested by the appropriate party, will exercise its reasonable efforts, at the appropriate party's expense, to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Information.

                 8.03     Employee Benefits Plans.    Neither Buyer nor
ABP shall adopt, assume or otherwise become responsible for, either primarily or as a successor employer, any assets or liabilities of any employee benefit plans, arrangements, commitments or policies currently provided by the Company or by any entity which, together with the Company, would constitute a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") (including but not limited to those identified on Schedule 3.12); and if and to the extent that Buyer or ABP is deemed by law or otherwise to be liable as a successor employer for such purposes, Company and Shareholder shall indemnify Buyer and/or ABP for the full and complete costs, fees and other liabilities which result. Additionally, the Company and Shareholder agree not to assert that Buyer or ABP is a successor employer of the Company and Shareholder or any entity which, together with the Company, would constitute a single employer under Section 414(b), (c), (m) or (o) of the Code. In particular, except with respect to any Continued Employee neither Buyer nor ABP shall assume liability for any group health continuation coverage or coverage rights under Section 4980B of the Code or Part 6 of Title I of ERISA applicable to a group health plan maintained by the Company or Shareholder at any time prior to the Closing Date or which arise as a result of the Company's or Shareholder's dissolution and/or termination of its group health plan or plans, and if and to the extent that Buyer or ABP is deemed by law or otherwise to be liable as a successor employer for such group health continuation coverage purposes, the Company and Shareholder shall indemnify Buyer and/or ABP for the full and complete costs, fees and other liabilities which result to the degree that such costs are in excess of Buyer's or ABP's average costs under their own plan(s).

                 8.04 Worker Adjustment and Retraining Notification Act. Buyer and the Company agree to reasonably cooperate regarding any written communications made to the EFS Employees during the period from the date hereof until the Closing Date which relate to the transactions contemplated by this Agreement, and Buyer and the Company shall confer with each other prior to the dissemination of any such written communications, understanding (a) that Buyer
(i) may be required by the federal Worker Adjustment and Retraining Notification Act (29 U.S.C. Sections 2101-2109, hereinafter referred to as "WARN") to give notices to some EFS Employees of their imminent termination, and (ii) may wish to notify those EFS Employees which it desires to hire of an offer of employment, (b) that the Company (i) may be required by applicable law to communicate with some of the EFS Employees regarding their impending termination of employment, employee benefits and matters connected therewith, or (ii) may wish to reassign certain employees to whom Buyer does not offer employment, and (c) that both Buyer and the Company have an interest in any written communications made to the EFS Employees of the Company concerning the matters contemplated by this Agreement.

                 8.05 Assumption of Certain Liabilities by Buyer. Upon the Closing, Buyer shall by written instrument substantially in the form of Exhibit 1 attached hereto assume and agree to pay, perform, and discharge, and to indemnify the Company against and hold it harmless from all obligations and liabilities of the Company remaining unpaid or unperformed after the Effective Date, under all agreements of the Company which are assigned to the Buyer and with respect to which the Buyer succeeds to the rights of the Company thereunder except (a) all claims, obligations, and liabilities, actual or contingent, arising out of events occurring prior to the Effective Date including the sale of products manufactured or sold prior to the Effective Date or arising out of the Company's default or breach of such agreements, and (b) obligations and liabilities to be adjusted in accordance with Section 1.08.

                 8.06 Casualty. The Company shall bear the risk of any loss or damage or destruction to any of the Assets from fire or other casualty or cause at all times prior to the Closing. Upon the occurrence of any loss or damage to any material portion of the Assets as a result of fire, casualty, or other causes prior to the Closing, the Company shall immediately notify Buyer of the same in writing, stating with particularly the extent of loss or damage incurred, the cause thereof, if known, and the extent to which restoration, replacement, and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto. Buyer shall have the option, but not the obligation, exercisable within ten (10) days after receipt of such notice from the Company to:

                          (a)     Postpone the Closing until such time as such
Assets have been completely repaired, replaced, or restored;

                          (b)     Elect to consummate the Closing and accept
the Assets in their "then" condition, in which event Company shall assign to Buyer all rights under any insurance claim covering the loss relating to the Assets and pay over to Buyer any proceeds under any such insurance policy theretofore received by the Company with respect thereto; or

                          (c)     Terminate this Agreement, whereupon this
Agreement shall be of no further force or effect and neither the Company nor Buyer shall have any further rights, duties, or obligations hereunder, except Sections 8.02, 13.09 and 13.13 .

                 8.07 Preparation of Supporting Documents. In addition to such actions as the parties hereto may otherwise be required to take under this Agreement or applicable law in order to consummate this Agreement and the transactions contemplated hereby, the parties hereto shall take such action, shall furnish such information, and shall prepare, or cooperate in preparing, and execute and deliver such certificates, agreements and other instruments as may be reasonably requested from time to time by the other parties hereto, before, at or after the Closing, with respect to compliance with obligations of Buyer, ABP, Shareholder or the Company in connection with the transactions contemplated herein. Unless as otherwise discussed at the time of delivery, any information so furnished by the parties hereto shall be true, current and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.


                                   ARTICLE IX

          IX. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND SHAREHOLDER

         Each of the obligations of the Company and Shareholder to be performed hereunder shall be subject to the satisfaction (or waiver by the Company and Shareholder) at or prior to the Closing Date of each of the following conditions:

                 9.01 Representations and Warranties True at Closing Date. Each of the representations and warranties of Buyer and ABP contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date; Buyer and ABP shall have complied in all material respects with the covenants and agreements set forth herein to be performed or complied with by them on or before the Closing Date; and Buyer and ABP shall have delivered to the Company a certificate dated the Closing Date and signed on behalf of the Buyer and ABP by duly authorized officers of each to all such effects, and confirming such other matters as may be reasonably requested by the Company.

                 9.02 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened against ABP, Shareholder, the Company or Buyer before any court or governmental agency which has resulted in the restraint or prohibition of any such party, or, in the reasonable opinion of counsel for the Company and Shareholder, could result in the obtaining of material damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

                 9.03 Opinion of Counsel to Buyer. The Company shall have received from counsel to Buyer an opinion, dated the Closing Date, substantially in the form of Exhibit 2.

                 9.04 Documents Satisfactory in Form and Substance. All agreements, certificates, opinions and other documents delivered by ABP and Buyer to the Company and Shareholder hereunder or in connection herewith shall be in form and substance satisfactory to counsel for the Company and Shareholder, in the exercise of such counsel's reasonable judgment.

                 9.05 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

                 9.06 License Agreement. The Buyer and Shareholder shall have entered into a license agreement on terms reasonably acceptable to Shareholder whereby Shareholder is granted the right to use certain software which is a part of the Assets.


                                   ARTICLE X

                 X. CONDITIONS TO OBLIGATIONS OF BUYER AND ABP

         The obligations of Buyer and ABP to be performed hereunder shall be subject to the satisfaction (or waiver by Buyer and ABP) on or before the Closing Date of each of the following conditions:

                 10.01 Representations and Warranties True at Closing Date. Each of the representations and warranties of Shareholder and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of such date; Shareholder and the Company shall have performed and complied in all material respects with the respective covenants and agreements set forth herein to be performed or complied with by each of them on or before the Closing Date; and Shareholder and the Company shall have delivered to Buyer a certificate signed on behalf of the

Company by its President and on behalf of Shareholder by a duly authorized officer to all such effects.

                 10.02 No Material Change. The Company shall not have suffered any material adverse change since April 30, 1995 in its business, financial condition or operations.

                 10.03 Litigation. No suit, investigation, action or other proceeding shall be pending or overtly threatened against Buyer, ABP, Shareholder, or the Company before any court or governmental agency, which has resulted in the restraint or prohibition of any such party, or, in the reasonable opinion of counsel for Buyer and ABP, could result in the obtaining of material damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

                 10.04 Required Governmental Approvals. All governmental authorizations, consents and approvals necessary for the valid consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect.

                 10.05 Other Necessary Consents. Shareholder and the Company shall have obtained all consents and approvals listed on Schedule
10.05. With respect to each such consent or approval, Buyer shall have received written evidence, satisfactory to it, that such consent or approval has been duly and lawfully filed, given, obtained or taken and is effective, valid and subsisting.

                 10.06 Opinion of Counsel to Shareholder and the Company. Buyer shall have received from counsel to Shareholder and the Company an opinion, dated the Closing Date, substantially in the form of Exhibit 3.

                 10.07 Documents Satisfactory in Form and Substance. All agreements, certificates, opinions and other documents delivered by Shareholder and the Company to Buyer and ABP hereunder shall be in form and substance satisfactory to counsel for Buyer and ABP, in the exercise of such counsel's reasonable judgment.

                 10.08 Non-competition Agreement. The Company and Shareholder shall have executed and delivered to Buyer a non-competition agreement in the form of Exhibit 4 hereto.

                 10.09 Lease with Shareholder. The Buyer and Shareholder shall have entered into (a) a lease for the present premises of the Company located at 2395 Midway Road, Carrollton, Texas 75006 and (b) an agreement for the provision of certain transition services by the Shareholder, both substantially in the form of Exhibit 5.

                 10.10 License Agreement. The Buyer and Shareholder shall have entered into a license agreement on terms reasonably acceptable to Buyer whereby Shareholder is granted the right to use certain software which is part of the Assets.

                                   ARTICLE XI

                              XI. INDEMNIFICATION

                 11.01    Buyer's Losses.  Except as otherwise limited by this
Article XI, the Company and Shareholder shall jointly and severally indemnify, defend and hold harmless and reimburse Buyer and ABP for any and all actual claims, losses, liabilities, damages, costs (including court costs) and expenses (including full and complete attorneys' and accountants' fees) incurred by Buyer or ABP, their respective successors and assigns, and their respective directors, officers, employees, consultants and agents (hereinafter "Buyer Loss" or "Buyer Losses") suffered or incurred as a result of, or with respect to, (a) any breach or inaccuracy of any representation or warranty of the Company or the Shareholder set forth in this Agreement, whether such breach or inaccuracy exists or is made on the Execution Date of this Agreement or as of the Closing Date; (b) any breach or inaccuracy of any representation or warranty of the Company or the Shareholder set forth in the certificate to be provided to Buyer pursuant to Section 10.01 hereof; (c) any breach of or noncompliance by the Company or the Shareholder with any covenant or agreement of the Company or the Shareholder contained in this Agreement; (d) any and all liabilities and obligations of the Company which Buyer does not expressly assume at the Closing by written instrument executed by Buyer as provided in
Section 8.05; (e) any and all liabilities and obligations arising out of any breach by the Company prior to the Closing of any agreement assumed by Buyer at the Closing by written instrument executed by Buyer pursuant to this Agreement;
(f) any and all claims, liabilities and obligations (including, without limitation, liability for any group health continuation coverage or coverage rights under Code Section 4980B and ERISA Section 606 which exist as of the Closing Date) that arise, in connection with any of the Shareholder's employee benefit plans, arrangements, commitments or policies currently provided by the Shareholder or by any member of its controlled group of corporations (including, but not limited to, those identified on Schedule 3.12), as a result of Buyer or ABP being deemed by law or otherwise to be liable as a successor employer for such purposes (to the extent provided for in Section 8.03); (g) any and all claims asserted by the Company's creditors relating to any event occurring prior to the Closing, except where such claims are in connection with liabilities or obligations expressly assumed by Buyer pursuant to a written instrument executed by Buyer as provided in Section 8.05 (for the purposes of this Agreement, "creditors" shall mean (1) all persons or entities who are known by the Company to assert claims against the Company even though such claims are disputed as well as (2) all general creditors, all secured creditors, all lien creditors, and all representatives of creditors); and (h) where any third party refuses, with a valid right to do so, to consent to the assignment of its contract with the Company, any and all claims for a refund of amounts paid under such contract as a result of a valid and lawful termination of the contract by the third party; provided, however, that the Company and Shareholder shall have no liability under this Article XI until the aggregate amount of the Buyer Losses exceeds $75,000.00, at which time the Company and Shareholder shall be liable for all such Buyer Losses in excess of $75,000.00; provided, further that the Company's and Shareholder's aggregate liability under this Article XI shall be limited to the amount of the Purchase Price, as adjusted pursuant to Section 1.02, except for Buyer

Losses arising out of the Company's or Shareholder's fraudulent acts or omissions in connection with this Agreement.

                 11.02    Seller's Losses.   Except as otherwise limited by
this Article XI, Buyer and ABP shall jointly and severally indemnify, defend, hold harmless and reimburse the Company and Shareholder for any and all actual claims, losses, liabilities, damages, costs (including court costs) and expenses (including full and complete attorneys' and accountants' fees) incurred by the Company or Shareholder, their respective successors and assigns, and their respective directors, officers, employees, consultants and agents (hereinafter "Seller's Loss" or "Seller's Losses") suffered or incurred as a result of, or with respect to, (a) any breach or inaccuracy of any representation or warranty of Buyer or ABP set forth in this Agreement whether such breach or inaccuracy exists or is made on the Execution Date of this Agreement or as of the Closing Date; (b) any breach or inaccuracy of any representation or warranty of Buyer or ABP set forth in the certificate to be provided to the Company and Shareholder pursuant to Section 9.01 hereof; (c) any breach of or noncompliance by Buyer or ABP with any covenant or agreement of Buyer or ABP contained in this Agreement; (d) any and all liabilities and obligations which Buyer expressly assumes at the Closing by written instrument executed by Buyer as provided in Section 8.05; (e) any and all liabilities and obligations arising out of any breach by Buyer on or after the Closing of any agreement assumed by Buyer at the Closing by written instrument executed by Buyer pursuant to this Agreement; (f) any and all claims, liabilities and obligations (including, without limitation, liability for any group health continuation coverage or coverage rights under Code Section 4980B and ERISA
Section 606 which arise on or after the Closing Date or which arise as a result of Buyer's dissolution and/or termination of its group health plan or plans) that arise, in connection with any of Buyer's employee benefit plans, arrangements, commitments or policies currently provided by Buyer or by any member of its controlled group of corporations, as a result of the Company or Shareholder being deemed by law or otherwise to be liable as a predecessor employer for such purposes; (g) any and all claims asserted by the Company's creditors which claims are in connection with liabilities or obligations expressly assumed by Buyer pursuant to a written instrument executed by Buyer as provided in Section 8.05 (for the purposes of this Agreement, "creditors" shall mean (1) all persons or entities who are known by the Company to assert claims against the Company even though such claims are disputed as well as (2) all general creditors, all secured creditors, all lien creditors, and all representatives of creditors); provided, however, Buyer and ABP shall have no liability under this Article XI until the aggregate amount of all such Seller's Losses exceeds $75,000.00, at which time Buyer and ABP shall be liable for all such Seller's Losses in excess of $75,000; provided, further that the Buyer's and ABP's aggregate liability under this Article XI shall be limited to the amount of the Purchase Price, as adjusted pursuant to Section 1.02, except for Seller's Losses arising out of the Buyer's or ABP's fraudulent or other intentional acts or omissions in connection with this Agreement.

                 11.03    Indemnity Claims.

                          (a)     Survival.  The representations, warranties,
covenants and agreements made in this Agreement shall not be extinguished by the Closing but shall survive the Closing for a period of eighteen (18) months. No investigation or other examination by any party, their respective designees or representatives shall affect the term of survival of any representation or warranty contained herein or the term of the right of the Protected Parties (as defined herein) to seek indemnification with respect to any of the Surviving Matters (as defined in Section 11.03(b) hereof). Notwithstanding the foregoing, the obligations to indemnify, defend, hold harmless and reimburse under this Article XI shall survive the time at which it would otherwise terminate only if, prior to the time it would otherwise terminate, written notice of the claim giving rise to such indemnity shall have been given to the Indemnifying Party (as defined herein); provided, however, that such survival shall be effective only with respect to the claim for indemnification specified in the notice and only then until the matter is finally resolved. With respect to Buyer's Losses, Buyer and ABP, their respective directors, officers, employees, consultants, agents, successors and assigns shall be the Protected Parties and the Company and the Shareholder shall be the Indemnifying Parties. With respect to Seller's Losses, the Company and the Shareholder, their respective directors, officers, employees, consultants, agents, successors and assigns shall be the Protected Parties and Buyer and ABP shall be the Indemnifying Parties.

                          (b)     Time to Assert Claims.  All claims for
indemnification hereunder shall be asserted no later than eighteen (18) months after the Closing Date, except as follows:

                                  (i)      claims with respect to Buyer Losses
or Seller Losses arising out of or related in any way to breaches of the representations, warranties or covenants set forth in Sections 3.06(b), 5.06 and 7.01 and to the matters described in Sections 11.01(d), 11.01(g), 11.02(d), 11.02(e), and 11.02(g) may be made without limitation, except as limited by law;


                                  (ii)     claims with respect to Losses
arising out of or related in any way to (A) any breach of or inaccuracy in the representations and warranties contained in Section 3.05 hereof insofar as such representations and warranties relate to any federal, state or local antitrust, and environmental related law or regulation, and (B) any breach of or inaccuracy in the representations and warranties contained in Section 3.17 and
5.07 hereof, may be made until, and shall be made no later than, thirty (30) days after the expiration of the applicable statute of limitations relative to the liability relating to such representation or warranty; and (the matters cited in clauses (i) and (ii) above being hereinafter collectively referred to as the "Surviving Matters"). Nothing herein shall be deemed to prevent the Protected Party from making a claim hereunder for potential or contingent claims or demands provided that, prior to the expiration of the applicable survival period, the Indemnifying Party receives from the Protected Party a written notice setting forth in reasonable detail (a) the specific basis for any such potential or contingent claim or demand, (b) the amount or an estimate of the amount of any liability arising therefrom and (c) a statement of the basis or reasons upon which the Protected Party has reasonable grounds, in part due to contact with third parties, to believe that such a claim or demand may become actual; provided, however, that such survival of the obligations to indemnify, defend, hold harmless and reimburse the Protected Party under this
Article XI shall be effective only with respect to the claim for indemnification specified in the written notice and only then until the matter is finally resolved.

                 11.04 Notice of Claim. The Protected Party shall notify the Indemnifying Party in writing of any claim for indemnification, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom. The Protected Party shall provide to the Indemnifying Party as promptly as practicable thereafter such information and documentation as may be reasonably requested by the Indemnifying Party to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the Protected Party. Upon notice to the Indemnifying Party in accordance with this
Section 11.04, the Protected Party may set-off any amount to which it is entitled under this Article XI against amounts otherwise payable to the Indemnifying Party.

                 11.05 Defense. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party (other than a Protected Party) available by virtue of the circumstances of the Loss, the Indemnifying Party shall be entitled to assume the defense or the prosecution thereof by prompt written notice to the affected Protected Party, including the employment of counsel or accountants, at its cost and expense. The affected Protected Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate therein, but the fees and expenses of such counsel employed by the affected Protected Party shall be at their expense, and the Indemnifying Party shall be entitled to control the defense or prosecution thereof. In the event the Indemnifying Party shall fail to prosecute, defend, contest or otherwise protect in a timely manner against any such claim, the Protected Party shall have the right to prosecute, defend, contest or otherwise protect against the same and make any settlement thereof and recover the entire cost thereof from the Indemnifying Party including, without limitation, reasonable attorneys' fees, disbursements and all amounts paid as a result of such claim or the settlement thereof; provided, however, that the Protected Party must send a written notice to the Indemnifying Party of any such proposed settlement, which settlement the Indemnifying Party may reject, in its reasonable judgment within thirty (30) days of receipt of such notice. Failure to reject such notice within such thirty (30) day period shall be deemed an acceptance of such settlement. The Protected Party shall have the right to effect a settlement over the objection of the Indemnifying Party; provided, that if (a) the Indemnifying Party is prosecuting or contesting such claim in good faith or (b) the Indemnifying Party has assumed the defense or prosecution from the Protected Party, the Protected Party waives any right to indemnity therefor.
If the Indemnifying Party undertakes the defense or prosecution of such matters, the Protected Party shall not, so long as the Indemnifying Party does not abandon the defense or prosecution thereof, be entitled to recover from the Indemnifying Party any legal or other expenses subsequently incurred by the Protected Party in connection with the defense thereof other than the reasonable costs of investigation undertaken by the Protected Party with the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to a settlement of any claim which provides for any relief other than the payment of monetary damages or which could have a material precedential impact or effect on the business or financial condition of any Protected Party without the affected Protected Party's prior written consent. Whether or not the Indemnifying Party chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. The Indemnifying Party shall be subrogated to all rights and remedies of any Protected Party, except to the extent they apply against another Protected Party.

                 11.06 No Prejudice. Nothing herein shall prevent a party hereto from making a claim for that party's losses hereunder relating to a breach by another party hereto of any of its respective representations and warranties or its failure to perform and comply with the respective covenants and agreements set forth in this Agreement notwithstanding such claiming party's knowledge of such breach or such failure on or prior to the Closing Date.

                 11.07 Exclusive Remedy. (a) Buyer and ABP, on their own behalf and on behalf of their respective Protected Parties, hereby acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this
Article XI. In furtherance of the foregoing, each of Buyer and ABP, on their own behalf and behalf of their respective Protected Parties, hereby waives, from and after the Closing to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against the Company and the Shareholder relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation or otherwise.

                          (b)     The Company and the Shareholder, on their own
behalf and on behalf of their respective Protected Parties, acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article
XI. In furtherance of the foregoing, each of the Company and the Shareholder, on their own behalf and on behalf of their respective Protected Parties, hereby waives, from and after the Closing to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Buyer and ABP relating to the subject matter of this Agreement arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation or otherwise.

                                  ARTICLE XII

                       XII. TERMINATION PRIOR TO CLOSING

                 12.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                          (a)     By the mutual written consent of Buyer, ABP,
the Company, and Shareholder;

                          (b)     By the Company and Shareholder in writing,
without liability, if Buyer or ABP shall (i) fail to perform in any material respect their agreements contained herein required to be performed by them on or prior to the Closing Date, or (ii) materially breach any of their material representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Company and Shareholder have notified Buyer and ABP of their intent to terminate this Agreement pursuant to this subparagraph (b);

                          (c)     By Buyer and ABP in writing, without
liability, if either the Company or Shareholder shall (i) fail to perform in any material respect their agreements contained herein required to be performed by them on or prior to the Closing Date, or (ii) materially breach any of their material representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Buyer and ABP have notified the Company and Shareholder of their intent to terminate this Agreement pursuant to this subparagraph (c);

                          (d)     By any of the Company, Shareholder, Buyer, or
ABP in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Buyer, ABP, Shareholder or the Company, which prohibits or restrains Buyer, ABP, Shareholder, or the Company from consummating the transactions contemplated hereby, provided that Buyer, ABP, Shareholder, and the Company shall have used their reasonable, good faith efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry, by any such court or governmental or regulatory agency; or

                          (e)     By any of the Company, Shareholder, Buyer, or
ABP in writing, without liability, if for any reason the Closing has not occurred by June 30, 1995 other than as a result of the breach of this Agreement by the party attempting to terminate the Agreement.

                 12.02 Termination of Obligations. Termination of this Agreement pursuant to this Article XII shall terminate all obligations of the parties hereunder, except for the obligations under Sections 8.02, 13.09 and
13.13 hereof; provided, however, that termination pursuant to subparagraphs
(b), (c) or (e) of Section 12.01 hereof shall not relieve a defaulting or breaching party from any liability to any other party hereto.


                                  ARTICLE XIII

                              XIII. MISCELLANEOUS


                 13.01 Bulk Sales Law. Buyer hereby waives compliance by the Company with the provisions of the bulk sales law of any state, and the Company covenants and agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such non-compliance to the extent such liabilities are not assumed by Buyer under this Agreement.

                 13.02 No Liens Created. This Agreement shall not be construed to create any lien or encumbrance on any of the Assets, or to create any rights in any third persons or to indicate that Buyer is assuming any liabilities of the Company except as specifically provided for in Section 8.05.

                 13.03 Entire Agreement. This Agreement (including the Schedules and Exhibits) constitutes the sole understanding of the parties with respect to the subject matter hereof.

                 13.04 Amendment. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

                 13.05 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Without the prior written consent of Buyer and ABP, neither Shareholder nor the Company may assign its rights, duties or obligations hereunder or any part thereof to any other person or entity. Without the prior written consent of the Company and Shareholder, ABP may not assign its rights and duties hereunder in whole or in part (before or after the Closing).

                 13.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                 13.07 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

                 13.08 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

                 13.09 Expenses. Except as otherwise provided herein, the Company, Shareholder, ABP, and Buyer shall each pay all costs and expenses incurred by each of them, or on their behalf respectively, in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of their own financial consultants, accountants and counsel.

                 13.10 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered personally (including by overnight courier or express mail service) or sent by registered or certified mail, postage or fees prepaid, if to Shareholder or the Company to:

                          Computer Language Research, Inc.
                          2395 Midway Road
                          Carrollton, TX  75086
                          Attention:  Legal Services Group


         with a copy to:

                          Locke Purnell Rain Harrell
                          2200 Ross Avenue, Suite 2200
                          Dallas, Texas 75201
                          Attention:  Guy Kerr


         if to Buyer to:

                          Vanier Graphics Corporation
                          6140 Stone Ridge Mall Drive
                          Suite 245
                          Pleasanton, California  94588
                          Attention: President

         with a copy to:

                          LONG ALDRIDGE & NORMAN
                          303 Peachtree Street
                          Suite 5300
                          Atlanta, Georgia  30308
                          Attention:  Jeffrey K. Haidet
         if to ABP to:

                          American Business Products, Inc.
                          Suite 1200
                          2100 Riveredge Parkway
                          Atlanta, Georgia  30328
                          Attention:  Robert Gundeck

         with a copy to:

                          LONG ALDRIDGE & NORMAN
                          303 Peachtree Street
                          Suite 5300
                          Atlanta, Georgia  30308
                          Attention:  Jeffrey K. Haidet

or at such other address for a party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or the office of such party. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

                 13.11 Brokerage. The Company and Shareholder hereby indemnify and agree to hold harmless Buyer and ABP from and against any and all losses, costs, damages, and expenses (including reasonable attorneys' fees) arising or resulting, or sustained or incurred by Buyer or ABP, by reason of any claim by any broker, agent, finder, or other person or entity based upon any arrangement or agreement made or alleged to have been made by the Company or Shareholder in connection with the transaction contemplated under this Agreement. Buyer and ABP do hereby indemnify and agree to hold harmless the Company and Shareholder from and against any and all losses, costs, damages, and expenses (including reasonable attorneys' fees) arising or resulting, or sustained or incurred by the Company or Shareholder by reason of any claim by any broker, agent, finder, or other person or entity based upon any arrangement or agreement made or alleged to have been made by Buyer or ABP in connection with the transaction contemplated under this Agreement.

                 13.12 Governing Law. This Agreement is executed by Buyer and ABP in and shall be construed in accordance with and governed by the laws of the State of Georgia, without giving effect to the principles of conflicts of law thereof.

                 13.13 Public Announcements. No public announcement shall be made by any person with regard to the transactions contemplated by this Agreement without the prior consent of Shareholder and ABP; provided that any such party hereto may make such disclosure if advised by counsel that it is legally required to do so. Shareholder and ABP will discuss any public announcements or disclosures concerning the transactions contemplated by this Agreement with the other parties prior to making such announcements or disclosures.

                 13.14 Acquisition Proposals. Prior to the Closing or termination of this Agreement, Shareholder and the Company shall not, and shall not permit any officer, director, employee or agent of the Company to solicit, initiate or encourage submission of proposals or offers, or, except as required by law or in order to satisfy its fiduciary duty to Shareholder, accept any offers, from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, or any merger, consolidation or business combination with, the Company.

                 13.15 Shareholder's and the Company's Knowledge. As used in this Agreement, the terms "Shareholder's knowledge" and "to the knowledge of Shareholder" with respect to Shareholder shall mean the knowledge of any officer or director of Shareholder, and the terms "the Company's knowledge" or "to the knowledge of the Company" shall mean the knowledge of any director or officer of the Company.

                 13.16 No Third-Party Beneficiaries. With the exception of the parties to this Agreement and the Protected Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

                 13.17 "Including". Words of inclusion shall not be construed as terms of limitation herein, so that references to "included" matters shall be regarded as non-exclusive, non-characterizing illustrations.

                 13.18 Gender and Number. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

                 13.19 References. Whenever reference is made in this Agreement to any Article, Section, Schedule or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

                 IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.



                                   SHAREHOLDER:

                                   COMPUTER LANGUAGE RESEARCH, INC.

                                   By:  /s/ M. Brian Healy
                                        ---------------------------------
                                   Title: Group Vice President


                                   THE COMPANY:

                                   ELECTRONIC FORM SYSTEMS
                                      INCORPORATED


                                   By:  /s/ Wendell L. Wheeler
                                        ---------------------------------
                                   Title: President


                                   BUYER:

                                   VANIER GRAPHICS CORPORATION


                                   By:  /s/ John P. Moran
                                        ---------------------------------
                                   Title: President and Chief Executive Officer



                    (SIGNATURES CONTINUED ON FOLLOWING PAGE)

                                    ABP:

                                    AMERICAN BUSINESS PRODUCTS, INC.


                                    By:  /s/ Thomas R. Carmody
                                        -----------------------------
                                    Title: Chairman





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